Exhibit (c)(2)(x)
ISSUE 28-3
PREPARED FOR US 1 INDUSTRIES, INC.
VALUATION OF AMERICAN INTER-FIDELITY EXCHANGE
MARKET TRANSACTIONS METHOD - SELECTED TRANSACTIONS

Deal	Sale Date	Seller	Seller's Description	Exclusion

1	31-Dec-98	Heritage Insurance Company	Property and Casualty Insurance

2	5-Apr-02	American Country Holdings, Inc.	Specialty Property and Casualty Insurer and Provides Premium Financing and Collateralized Loans

	30-Aug-02	Barry Scott Companies, Inc.	Provides Auto Insurance through Twenty Agencies	Negative Multiple

3	31-Dec-98	Guardian Insurance Company	Automobile and Liability Insurance

	15-Feb-07	NA	Property/Casualty Insurance Agency and Employee Benefits TPA	Outlier

	26-Jan-05	FLF, Inc. (d/b/a Diversified Risk Insurance Brokers, Inc.)	Commercial Property and Casualty Insurance Broker	Outlier

	16-Apr-02	Milne Scali & Company	Owns and Operates General Property and Casualty Insurance Agencies	Outlier

	24-Sep-99	North East Insurance Company	Property and casualty insurer	Multiple not reported

4	1-Jan-03	Phoenix Indemnity Insurance Company	Provides Stock Property and Casualty Insurance

5	13-Nov-09	Advocate, MD Financial Group Inc.	Provides Property/Casualty Insurance and other Insurance Services

	19-Sep-00	Gibraltar Casualty Company	Direct Excess and Surplus Lines Insurance Company	Description

	30-Jan-06	Texas General Agency, Inc. and affiliates	Property and Casualty Insurance Products	Outlier

6	3-Oct-05	Financial Pacific Insurance Group, Inc.	Commercial Property, Casualty, and Surety Lines of Insurance

7	2-Jul-07	Capital City Holding Company, Inc. and affiliated corporations	Insurance Holding Company

8	29-Jul-97	American Country Insurance Company	Property and Casualty Insurance

9	7-Jun-98	Milbank Insurance Company	Insurance

	3-Aug-05	NCRIC Group, Inc.	Property and Casualty Insurance Company	Negative Multiple

10	10-Apr-07	Preserver Group, Inc.	Property and Casualty Insurance (Private Passenger Automobile and Homeowners' Insurance)

11	17-Feb-98	CapMAC Holdings, Inc.	Provides Financial Guaranty Insurance

12	4-Jan-02	Capitol Transamerica Corporation	Underwrites Property, Casualty, Fidelity, and Surety Insurance

13	30-Apr-08	North Pointe Holdings Corporation	Property and Casualty Insurance Holding Company

14	30-Jun-08	SCPIE Holdings Inc.	Provides Insurance and Reinsurance Products through Subsidiaries

15	23-Aug-01	Front Royal, Inc.	Commercial Property and Casualty Insurance

16	13-Nov-09	Specialty Underwriters’ Alliance, Inc.	Specialty Commercial Property and Casualty Insurance Products

ISSUE 28-3
PREPARED FOR US 1 INDUSTRIES, INC.
VALUATION OF AMERICAN INTER-FIDELITY EXCHANGE
MARKET TRANSACTIONS METHOD - SELECTED TRANSACTIONS

Deal	Sale Date	Seller	Seller's Description	Exclusion

17	1-Jul-10	Vanliner Group, Inc.	Provides Insurance for the Moving and Storage Industry

	4-Jan-06	MEEMIC Insurance Company and MEEMIC Insurance Services Corporation	Insurance	Multiple not reported

18	20-Oct-08	Darwin Professional Underwriters, Inc.	Property and Casualty Insurance Holding Company

19	25-Jan-05	Penn-America Group, Inc.	Insurance Holding Company

20	11-Dec-07	James River Group, Inc.	Owns and Manages Specialty Property and Casualty Insurance Companies

21	31-Jul-08	ProCentury Corporation	Property and Casualty Insurance Holding Company

22	31-Oct-08	AmCOMP, Inc.	Property and Casualty Insurer

23	6-Mar-00	Foremost Corporation of America	Provides Property and Casualty Insurance

24	22-Nov-00	HSB Group, Inc.	Commercial Insurance, Global Special Risk Insurance, Engineering Services and Investments

	24-Nov-09	Virgin Mobile USA, Inc.	National Provider of Predominantly Prepaid Wireless Communications Services	Negative Multiple

25	1-Dec-08	Philadelphia Consolidated Holding Corp.	Property and Casualty Insurance Holding Company

26	4-Jun-08	Commerce Group, Inc., The	Property and Casualty Insurance Holding Company

27	1-Jun-01	CGU Corporation	Engaged in Underwriting and Risk Placement of Property and Casualty Insurance

28	22-Sep-08	Safeco Corporation	Property and Casualty Insurance Holding Company